Exhibit 99.1

Legence Announces Agreement to Acquire Bowers

Expands Mechanical Capabilities in the Northern Virginia/DC Metro Area with One of the Leading Contractors for the Data Center Market

Strengthens Position in Data Center & Technology and Life Science & Healthcare End Markets

Adds Significant Fabrication Capabilities to Deliver Efficient and Reliable Project Execution

High Revenue Visibility with Estimated $1.3 Billion of Backlog and Awards

SAN JOSE, California – November 14, 2025 – Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today announced that it has entered into a definitive agreement to acquire The Bowers Group, Inc. (“Bowers”), a premier mechanical contractor headquartered in Beltsville, Maryland. Established in 1984, Bowers specializes in providing comprehensive mechanical and plumbing solutions for complex building systems, serving a broad customer base primarily in the Northern Virginia and DC Metro region.

Jeff Sprau, Chief Executive Officer of Legence, commented, “This acquisition marks an exciting new chapter for Legence and further accelerates our strategy to deliver comprehensive building solutions to more clients in complex and high-growth sectors. Our organizations share a culture and commitment to innovation, excellence, and client-focused service. The integration of our operational teams is expected to foster collaboration and knowledge sharing, further enabling our continued growth.” Mr. Sprau added, “With the addition of Bowers, we are unlocking new opportunities to deliver value for our clients and shareholders in ‘Data Center Alley,’ where they are one of the leading mechanical contractors for data center clients. We believe the combined expertise and expanded capabilities will enable us to drive growth across key end markets at attractive rates of return.”

Rich Harrington, CEO of Bowers, commented, “For over forty years, Bowers has developed into one of the leading mechanical contractors in our region. Joining Legence is a tremendous opportunity for our people. We are excited to leverage Legence’s resources and expertise to further innovate and deliver exceptional mechanical solutions to our clients. With Legence, we believe we are better positioned to reach our full potential as a company and create greater opportunities for our employees.”

Strategic Rationale

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Geographic Expansion of Mechanical Capabilities with Premier Mechanical Contractor Recognized for Operational Excellence: Bowers is one of the leading mechanical contractors in the Northern Virginia / DC Metro area, with over 40 years of proven expertise in delivering high quality mechanical, plumbing, and process system solutions. Integrating Bowers’ mechanical contracting services and relationships further strengthens Legence’s presence in this region – especially with data centers, healthcare, and other mission-critical facilities – and provides a highly complementary fit with the Company’s existing electrical contracting capabilities.

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Strong Cultural Fit with Leadership and Skilled Workforce: The senior management team, comprised of seasoned industry professionals, has an average of over 20 years of working history at Bowers, and will continue to guide Bowers following the acquisition. Bowers employs approximately 1,700 individuals, the majority of whom are highly skilled union craftspeople dedicated to excellence in their trades. Both organizations share common values that include a strong emphasis on workforce training and development and maintaining a safety-led culture.

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Sizable and Strategic Expansion of Mechanical Fabrication Capacity: The addition of Bowers includes over 370,000 square feet of fabrication capacity. The strategic location of Bowers’ fabrication capacity will be used to serve customers along the East Coast, Southeast, and Midwest as demand for modular fabrication grows, especially in the data center sector.

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Meaningful Financial Contribution Expected to Yield Attractive Return: Bowers is expected to add significant revenue, EBITDA and backlog to Legence. Over the twelve months ended September 30, 2025, Bowers generated approximately $767 million of total revenue, $69 million in net income and $72 million in EBITDA (non-GAAP).[1] Total backlog and awarded contracts at Bowers at September 30, 2025 is estimated at approximately $1.3 billion. The Company expects Bowers will generate revenue of $825 million to $875 million, and non-GAAP EBITDA of $75 million to $85 million, in calendar year 2026, though the acquisition is not expected to close until the first quarter of 2026, subject to customary closing conditions.[2]

[1]

This press release contains certain preliminary estimated unaudited financial information of Bowers for the twelve months ended September 30, 2025. This information is preliminary in nature based only upon information available at this time. Final results for Bowers remain subject to final adjustments and developments that may arise between now and the time the financial results are finalized. You must exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. We cannot assure you that these preliminary estimated results will not differ materially from the information reflected in Bowers’ final financial statements for relevant period(s). These preliminary estimates should not be viewed as substitutes for Bowers’ audited consolidated financial statements prepared in accordance with GAAP. In addition, they are not necessarily indicative of the results to be achieved in any future period.

[2]	EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for more information.

Transaction Details

The acquisition consideration is approximately $475 million, consisting of $325 million in cash, subject to certain purchase price adjustments, approximately $100 million of Legence’s Class A common stock, and an additional $50 million of deferred consideration to be paid at the end of 2026 in cash or Legence’s Class A common stock, at the Company’s discretion. The cash portion of the purchase price will be funded with a combination of cash on hand, borrowings under Legence’s revolving credit facility and an anticipated $150 million upsize to Legence’s term loan facility, which is underpinned by a commitment from the agent bank under Legence’s credit agreement. Pro forma net leverage is expected to be approximately 2.9x following the completion of the acquisition.3 The transaction is expected to close in the first quarter of 2026, pending customary closing conditions and regulatory approval.

Conference Call

Legence will host a webcast and conference call to discuss this transaction on November 14, 2025 at 10 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through December 14, 2025.

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About Legence

Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.

About Bowers

Established in 1984, Bowers is a leading mechanical contractor and trusted building partner to clients in the Northern Virginia and Washington DC Metro region. With a team of ~1,700 highly skilled technicians and craftspeople, Bowers is recognized for its excellence in designing, fabricating, installing, and maintaining advanced building systems, and commitment to fostering innovation and maintaining exceptional standards of quality.

[3]	Net Leverage is a non-GAAP financial metric. See “Non-GAAP Financial Measures” for more information.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” All statements, other than statements of historical fact, included in this press release including, without limitation, those relating to the plans, objectives, expectations, goals, intentions, strategies, and projections, statements about the benefits of the proposed transaction involving Legence and Bowers, including, but not limited to, the Company’s and Bowers’ projected financial results, and the expected timing of completion of such transaction, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements are not historical facts but rather are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, changes to economic and regulatory conditions and other trends in the markets in which the Company operates; the Company’s ability to compete effectively in its target markets; the business plans or financial condition of the Company’s customers; the regulations related to environmental, health, and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of the Company’s business; the risks associated with inflation, interest rates, recessionary economic conditions, and commodity prices; the fact that the Company outsources various elements of the services it sells and uses materials and equipment produced by third parties; the Company’s clients’ reliance on third party financing; the recognition of all revenues from the Company’s backlog and awarded contracts; the Company’s receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by the Company’s existing and any future indebtedness; the Company’s exposure to costs and liabilities under environmental, health, and safety laws; misconduct and errors by employees, subcontractors, partners, or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s final prospectus, dated September 11, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on September 15, 2025 (the “Prospectus”), in connection with the Company’s initial public offering. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Prospectus and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.

Contact

Media: media@wearelegence.com

Investor Relations: ir@wearelegence.com

Non-GAAP Financial Measures

This press release includes certain projections of the non-GAAP financial measure EBITDA and non-GAAP financial metric net leverage. EBITDA is a financial measure not presented in accordance with GAAP. EBITDA is defined as net income, plus interest and other financing expenses, income taxes, depreciation, and amortization. Net leverage is defined as net debt divided by EBITDA. Net debt includes total balance sheet debt less cash and cash equivalents.

Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the projected measures described above, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of forward-looking EBITDA to net income, or of net debt to total debt, is included.

Backlog and Awarded Contracts

We believe that backlog and awarded contracts enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. Given that backlog and awarded contracts is an operational measure and that our methodology for calculating such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for such is not required nor provided.